Exhibit 10.1
THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS
BETWEEN OWNER AND CONTRACTOR
(Where the Basis of Payment is a Lump Suns)
TABLE OF ARTICLES
1.	AGREEMENT

2.	GENERAL PROVISIONS

3.	CONTRACTOR’S RESPONSIBILITIES

4.	OWNER’S RESPONSIBILITIES

5.	SUBCONTRACTS

6.	CONTRACT TIME

7.	CONTRACT PRICE

8.	CHANGES IN THE WORK

9.	PAYMENT

10.	INDEMNITY. INSURANCE AND WAIVER OF SUBROGATION

11.	TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO PERFORM CONTRACTOR’S RESPONSIBILITIES

12.	DISPUTE RESOLUTION

13.	MISCELLANEOUS PROVISIONS

14.	LIST OF CONTRACT DOCUMENTS

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 1 -

This Agreement has important legal and insurance consequences. Consultation with an attorney and insurance consultant is encouraged with respect to its completion or modification,
STANDARD FORM OF DESIGN-BUILD AGREEMENT AND
GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Basis of Payment is a Lump Sum)
ARTICLE I
AGREEMENT
This Agreement is made this 10th day of March
In the year 2006, by and between the

OWNER

(Name and Address)	Central Iowa Energy, LLC
2617 1st Avenue East
Newton, IA 50208
and the
CONTRACTOR
(Name and Address)	Renewable Energy Group, (REG)
406 First Street, P O Box 68
Ralston, IA 51459
for services in connection with the following
PROJECT	New 30 Million Gallon Per Year Biodiesel Facility.
Notice to the parties shall be given at the above addresses.
ARTICLE 2
GENERAL PROVISIONS
2.1 TEAM RELATIONSHIP The Owner and the Contractor agree to proceed with the project on the basis of trust, good faith and fair dealing. The Contractor aggress to procure the architectural and engineering services set forth below, and to furnish construction and administration of the Work.
2.2 ARCHITECT/ENGINEER Architectural and engineering services shall be procured from licensed, independent design professionals retained by the Contractor or furnished by licensed employees of the Contractor, or as permitted by the law of the state where the Project is located. The person or entity providing architectural and engineering services shall be referred to as the Architect/Engineer. If the Architect/Engineer is an independent design professional, the architectural and engineering services shall be procured and payments shall be made pursuant to a separate agreement between the Contractor and the Architect/Engineer. The architectural and engineering services are independent of the work or services provided directly by the Contractor. The Architect/Engineer for the Project is Todd & Sargent, Inc.
2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral.
2.4 DEFINITIONS
.1 The Contract Documents consist of:
a. Change Orders and written amendments to this Agreement signed by both the Owner and Contractor;
b. This Agreement, except for the existing Contract Documents set forth in item e below;
c. The most current Documents approved by the Owner pursuant to Subparagraph 3.1.1;
d. The information provided by the Owner pursuant to Clause 4.1.2.1;
e. The Contract Documents in existence at the time of this Agreement which are set forth in Article 14;
f. The Owner’s Programs provided pursuant to Subparagraph 4.1.1.
In case of any inconsistency, conflict of ambiguity among the Contract Documents, the Documents shall govern in the order in which they are listed above.

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 2 -

.2 The Work is the Design Services procured in accordance with Paragraph 3.1, the Construction Services provided in accordance with Paragraph 3.2, Additional Services in accordance with Paragraph 3.7, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.
.3 The term Day shall mean calendar day.
.4 A Subcontractor is a person or entity who has an agreement with the Contractor to perform any portion of the Work. The term Subcontractor does not include the Architect/Engineer or any separate contractor employed by the Owner or any separate contractor’s subcontractors.
.5 A subsubcontractor is a person or entity who has an assignment with a Subcontractor to perform any portion of the Subcontractor’s work.
.6 Substantial Completion of the Work, ~~or of a designated portion~~, occurs on the date when construction is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Project, ~~or a designated portion~~, for the use for which it is intended. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Contractor. The certificate shall state the respective responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work, and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction.
.7 The Owner’s Program is an initial description of the Owner’s objectives, including budgetary and time criteria, space requirements and relationships, flexibility and expendability requirements, special equipment and systems, and site requirements.
ARTICLE 3
CONTRACTOR’S RESPONSIBILITES
The Contractor shall be responsible for procuring the design and for the construction of the Work consistent with the Owner’s Program, as such Program may be modified by the Owner during the course of the Work. The Contractor shall exercise reasonable skill and judgment in the performance of the Work.
3.1 DESIGN SERVICES
3.1.1 DRAWINGS AND SPECIFICATIONS The Contractor shall submit for the Owner’s written approval Drawings and Specifications based on the Contract Documents or any further development of Contract Documents that have been approved in writing by the Owner. The Drawings and Specifications shall set forth in detail the requirements for construction of the Work, and shall be based upon codes, law or regulations enacted at the time of their preparation. Construction shall be in accordance with these approved Drawings and Specifications. One set of these documents shall be furnished to the Owner prior to commencement of construction. REG will provide “as-built” drawings to Owner at Substantial Completion.
3.1.2 OWNERSHIP OF DOCUMENTS All documents shall remain the property of the Contractor and are not to be used by the Owner without the written consent of the Contractor. Contractor vets in Owner a limited irrevocable license to use the documents and work product in connection with Owner’s occupancy, operation and repair of the Work/Project and Contractor shall provide with a copy of the “as-built” plans related to the Work/Project.
3.2 CONSTRUCTION SERVICES
3.2.1 Construction will commence upon the issuance by the Owner of a written notice to proceed.
3.2.2 In order to complete the Work, the Contractor shall provide all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items.
3.2.3 The Contractor shall give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work.
3.2.4 The Contractor shall maintain the Schedule of Work. This schedule shall indicate the dates for the state and completion of the various stages of the construction including the dates when information and approvals are required from the Owner. It shall be revised as required by the conditions of the Work.
3.2.5 The Contractor shall assist the Owner in securing the building permits necessary for the construction of the Project.
3.2.6 The Contractor shall take necessary precautions for the safety of its employees on the Project, and shall comply will all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to persons on, about or adjacent to the Project site. The Contractor, directly or through its Subcontractors, shall erect and properly maintain at all times, as required by the conditions and progress of the Work, necessary safeguards for the protection of works and the public. The Contractor, however, shall not be responsible for the elimination or abatement of safety hazards created or otherwise resulting from work at the Project site carried on by the Owner or its employees, agents, separate contractors or tenants. The Owner agrees to cause its employees, agents, separate contractors and tenants to abide by and fully adhere to all applicable provisions of federal, state and municipal safety laws and regulations. The above provision shall not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with all applicable provisions of relevant laws.
3.2.7 The Contractor shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The Owner shall be afforded access to all the Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to Change Order work performed on the basis of actual cost. The Contractor shall preserve all such records for a period of three years after the final payment or longer requested by law.
3.2.8 The Contractor shall provide periodic written reports to the Owner on the progress of the Work as agreed to by the Owner and Contractor.
3.2.9 At all times the Contractor shall maintain the site of the Work free from debris and waste materials resulting from the Work. At the completion of the Work, the Contractor shall remove from the premises all construction equipment, tools, surplus materials, waste materials and debris.
3.3 HAZARDOUS MATERIAL
3.3.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal and/or clean-up. The Contractor shall not be obligated to commence or continue Work until any known or suspected Hazardous Material discovered at the Project site has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 3 -

laboratory and approved by the appropriate government agency.
3.3.2 If after the commencement of the Work, known or suspected Hazardous Material is discovered at the Project site, the Contractor shall be entitled to immediately stop Work in the affected area, and the Contractor shall report the condition to the Owner and, if required, the government agency with jurisdiction.
3.3.3 The Contractor shall not be required to perform any Work relating to or in the area of known or suspected Hazardous Material without written mutual agreement.
3.3.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effect upon the Work of the Contractor. The Contractor shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless.
3.3.5 If the Contractor incurs additional costs and/or is delayed due to the presence of known or suspected Hazardous Material, the Contractor shall be entitled to an equitable adjustment in the Contract Price and/or the date of Substantial Completion.
3.3.6 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Architect/Engineer, Subcontractors and Subsubcontractors, and the agents, officers, directors and employees of each of them, from and against any and all claims, damages, losses, costs and expenses, whether direct or indirect or consequential, including but not limited to attorney’s fees, costs and expenses incurred in connection with litigation or arbitration, arising out of or relating to the performance of the Work in any area affected by Hazardous Material. ~~To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract or strict liability of the indemniee.~~
3.3.7 Notwithstanding the proceeding provisions of this Section 3.3, owner is not responsible for hazardous conditions and/or Hazardous Materials introduced to the Project site by Contractor, or by its subcontractors or sub-subcontractors, or anyone from whose acts they may be liable. Contractor shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys fees and expenses, arising out of or resulting from those hazardous conditions and/or Hazardous Materials introduced to the project site by Contractor or by its subcontractors, sub-subcontractors or anyone from whose acts they may be liable.
3.3. ~~7~~.8 The terms of this Paragraph 3.3 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.
3.4 ROYALTIES, PATENTS AND COPYRIGHTS The Contractor shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Contractor and incorporated in the Work. The Contractor shall defend indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Contractor harmless from any suits or claims of infringement of any patent rights arising out of any patented materials, methods or systems specified by the Owner. Contractor grants to the Owner a perpetual and irrevocable license to use any and all of Contractor’s technology and proprietary property related to and/or incorporated into the Work/Project in connection with the operation, maintenance and repair of the Work. Contractor represents and warrants that it has all right and interest in and to the technology and proprietary property (or has obtained all such rights and interests) related to the design, construction, operation, maintenance and repair of the Work/Project and has the power and authority to grant the license to Owner as contemplated by this Section. Owner shall pay no license fee or royalty to Contractor or to any other person for Owner’s use of the technology and proprietary property. The consideration for the license is included in the amounts payable by Owner to Contractor for the construction of the Work under this Agreement.
Patent Infringement: Contractor shall defend any action or proceeding brought against Owner based on any claim that the Work, or any part thereof, or that the operation or use of the Work, or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued, including any claim relating to the failure of Contractor to pay royalties or license fees. If Owner is enjoined from the operation or use of the Work, or any part thereof, as a result of any patent or copyright suit, claim or proceeding, Contractor shall at its sole expense take reasonable steps to procure the right to operate or use the Work. If Contractor cannot so procure such right within a reasonable time, Contractor shall promptly, at Contractor’s expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace such Work with work that does not infringe or violate any such patent or copyright; provided, however, any modified or replacement Work to the project shall continue to enable the plant to meet any and all performance guarantee criteria. Contractor shall indemnify and hold harmless Owner for any and all damages and claims (including, without limitation, reasonable attorney fees) arising out of or resulting from any claim of infringement with respect to the use of the technology and proprietary property related to and/or incorporated into the Work/Project or for any breach of any provision of this Section. All provisions of this Section shall survive and remain in full force and effect notwithstanding any termination or expiration of this Agreement or the license granted herein.
3.5 TAX EXEMPTION If in accordance with the Owner’s direction an exemption is claimed for taxes, the Owner agrees to defend, indemnify and hold the Contractor harmless from any liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Contractor as a result of any action taken by the Contractor in accordance with the Owner’s direction.
3.6 WARRANTIES AND COMPLETION
3.6.1 The Contractor warrants that all materials and equipment furnished under this Agreement will be new unless otherwise specified, of good quality in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the date of Substantial Completion of the Work ~~or of a designated portion~~. The Contractor agrees to correct all construction performed under this Agreement which proves to be defective in workmanship and materials within a period of one year from the date of Substantial Completion as set forth in Paragraph 6.2 or for such longer periods of time as may be set forth with respect to specific warranties required by the Contract Documents.
3.6.2 Those products, equipment, systems or materials incorporated in the Work at the direction of or upon the specific request of the Owner shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face thereof. All other warranties expressed or implied including the warranty of merchantability and the warranty of fitness for a particular purpose are expressly disclaimed.
3.6.3 The Contractor shall secure required certificates of inspection, testing or approval and deliver them to the Owner.
3.6.4 The Contract shall collect all written warranties and equipment manuals and deliver them to the Owner.
3.6.5 With the assistance of the Owner’s maintenance personnel, the Contractor shall direct the checkout of utilities and operations of systems and

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 4 -

equipment for readiness, and assist in their initial state-up and testing.
3.6.6 Contractor guarantees and warrants that the Work/Project will achieve the performance requirements with respect to the operation of the Work/Project set forth in that certain Process Guarantee letter dated February 21, 2006, by and between the Contractor and Owner, which Process Guarantee Letter is incorporated into this Agreement. In the event of Contractor’s breach of this Agreement and warranty, Contractor shall take all action as necessary to remedy the deficiencies that prevented the successful achievement of the performance requirements at Contractor’s sole cost and expense.
Performance tests will be conducted jointly by Contractor and Owner to verify achievement of the performance requirements. If the performance tests fail to achieve the performance requirements, Contractor shall promptly take such action as may be necessary to remedy, at its expense, all deficiencies which prevented the successful completion of the performance test. Contractor shall be required at its sole cost and expense, to conduct one or more additional performance tests, until such time that the performance tests confirm that the corrective measures have corrected the deficiencies and the Work/Project meets the performance requirements.
The Process Guarantee shall be deemed to have been met when the facility accumulates seven 24 hour periods, producing 90,909 gallons or more of biodiesel per 24 hour period.
3.6.7 Contractor further warrants that the Work/Project shall demonstrate that is does not exceed those air emissions levels cumulatively allocable to the Project contained in, and does not violate the terms and conditions of, the air permits issues to the Owner for the Project. If the Project fails to meet such air emission levels, then Contractor, at Contractor’s sole cost and expense, shall correct any defects of deficiencies in the Work/Project as necessary so that the Project does not violate or exceed such air emissions levels set forth in the air permits. Contractor shall continue to take corrective measures until subsequent performance tests demonstrate that the Project does not exceed the air emissions levels and otherwise complies with the performance requirements.
3.6.8 The standard of care for all design and construction services performed by Contractor shall be the care and skill ordinarily used by members of the design and construction profession practicing under similar conditions at the same time and locality of the project. Notwithstanding this standard of care, the parties have agreed upon specific performance standards for certain aspects of the Work, which standards should be set forth in any performance guarantee criteria. The design and construction professional services shall be performed to achieve such standards.
3.7 ADDITIONAL SERVICES The Contractor shall provide or procure the following Additional Services upon the request of the Owner. A written Agreement between the Owner and Contractor shall define the extent of such Additional Services, such Additional Services shall be considered a Change in the Work, unless they are specifically included in Article 14.
.1 Documentation of the Owner’s Program, establishing the Project budget, investigating sources of financing, general business planning and other information and documentation as may be required to establish the feasibility of the Project.
.2 Consultations, negotiations, and documentation supporting the procurement of Project financing.
.3 Surveys, site evaluations, legal descriptions and aerial photographs.
.4 Appraisals of existing equipment, existing properties, new equipment and developed properties.
.5 Soils, subsurface and environmental studies, reports and investigations required for submission to governmental authorities or other having jurisdiction over the Project.
.6 Consultants and representations other than normal assistance in securing building permits, before governmental authorities or others having jurisdiction over the Project.
.7 Investigation or making measured drawings of existing conditions or the verification of drawings or other Owner-provided information.
.8 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.
.9 Inventories of existing furniture, fixtures, furnishings and equipment which might be under consideration for incorporation into the Work.
.10 Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.
.11 Making revisions to design documents after they have been approved by the Owner when revisions are due to causes beyond the control of the Contractor.
.12 Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms, security systems and other specialty systems which are not part of this Agreement.
.13 Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair and replacement of an insured loss.
.14 The premium portion of overtime work ordered by the Owner including productivity impact costs.
.15 Document reproduction exceeding the limits provided for in this Agreement.
.16 Out-of-town travel by the Architect/Engineer in connection with the Work, except between the Architect/Engineer’s office. Contractor’s office, Owner’s office and the Project site.
.17 ~~Obtaining service contractor and training maintenance personnel, assisting and consulting in the use of systems and equipment after the initial state-up and adjusting and balancing of systems and equipment~~. Operator training requested by Owner that extends past Contractors standard turn-key service will not be covered by this agreement. Standard service includes two weeks of pre-startup off-site training along with one week of on-site training. This is followed by two weeks of start-up support and off-site support as needed for a period of one month.
.18 Services for tenant or rental spaces not a part of this Agreement.
.19 Services requested by Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of the generally accepted design and construction practice.
.20 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.
.21 Preparing reproducible record drawings from marked-up prints, drawings or other documents that incorporate significant changes in the

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 5 -

Work made during the construction.
ARTICLE 4
OWNER’S RESPONSIBILITIES
4.1 INFORMATION AND SERVICES PROVIDED BY OWNER
4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner’s Program and other relevant information.
4.1.2 The Owner shall provide:
.1 all necessary information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations;
.2 inspection and testing services during construction as required by law or as mutually agreed; and
.3 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, necessary permits, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.
4.1.3 The Owner shall provide reasonable evidence satisfactory to the Contractor, prior to commencing the Work and during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project, including an allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Contractor shall not be required to commence or continue the Work. The Contractor may stop Work after seven (7) days’ written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Contractor to insist upon the providing of this evidence at any time shall not be a waiver of the Owner’s obligation to make payments pursuant to this Agreement, not shall it be a waiver of the Contractor’s right to request or insist that such evidence be provided at a later date.
4.1.4 The Contractor shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.
4.2 RESPONSIBILITIES DURING DESIGN
4.2.1 The Owner shall review and approve further development of the drawings and specifications as set forth in Article 3.
4.3 RESPONSIBILITIES DURING CONSTRUCTION
4.3.1 The Owner shall review the Schedule of Work and timely respond to its obligations.
4.3.2 If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Contractor.
4.3.3 The Owner shall communicate with the Contractor’s Subcontractors, suppliers and Architect/Engineer only through the Contractor. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Architect/Engineer.
4.3.4 The Owner shall provide insurance for the Project as provided in Article 10.
4.4 OWNER’S REPRESENTATIVE The Owner’s representative is Jim Johnston, Chairman, who is agreed to by the Contractor. The representative:
.1 shall be fully acquainted with the Project:
.2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4.1 so as not to delay the Contractor’s Work: and
.3 shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice. If the Owner changes its representative or the representative’s authority as listed above, the Owner shall notify the Contractor in advance in writing. The Contractor shall have the right to approve any successor representative.
ARTICLE 5
SUBCONTRACTS
Work not performed by the Contractor with its own forces shall be performed by Subcontractors.
5.1 RETAINING SUBCONTRACTORS The Contractor shall not retain any Subcontractor to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to increase the Contract Price for any additional costs incurred by the Contractor as a result of such objection. The Contractor shall not be required to retain any Subcontractor to whom the Contractor has a reasonable objection.
5.2 MANAGEMENT OF SUBCONTRACTORS The Contractor shall be responsible for the management of the Subcontractors in the performance of their work.
5.3 MANAGEMENT OF SUBCONTRACT AGREEMENTS The Contractor shall provide for assignment of subcontract agreements in the event that the Owner terminates this Agreement for cause as provided in Paragraph 11.2. Following such termination, the Owner shall notify in writing those subcontractors whose assignments will be accepted, subject to the rights of sureties, if any.
ARTICLE 6
CONTRACT TIME
6.1 COMMENCEMENT OF THE WORK ~~The Work~~ Field Construction shall commence on or about March 20, 2006 and shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to the provisions of Paragraph 3.3 and Subparagraph 4.1.3.
6.2 SUBSTANTIAL COMPLETION The date of Substantial Completion of the Work shall be no later than 12 months after actual field construction move in date, subject to adjustment in accordance with the provisions of Article 8. Time shall be of the essence of this Agreement. Owner

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 6 -

and Contractor agree that as liquidated damages for dely Contractor shall pay Owner $1,500 for each day that expires after the time specified for substantial completion until the work is substantially complete.
6.3 DELAYS IN THE WORK
6.3.1 If causes beyond the Contractor’s control delay the progress of the Work, then the Contract Price and/or the date of Substantial Completion shall be modified by Change Order as appropriate. Such causes shall include but not be limited to: changes ordered in the Work, acts or omissions of the Owner or separate contractors employed by the Owner, the Owner preventing the Contractor from performing the Work pending dispute resolution, Hazardous Materials, differing site conditions, adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, labor disputes, or unavoidable accidents or circumstances.
6.3.2 In the event delays to the project are encountered for any reason, the parties agree to undertake reasonable steps to mitigate the effect of such delays.
ARTICLE 7
CONTRACT PRICE
The Contract Price is $38,048,500 (Thirty-eight Million, Forty-Eight Thousand, Five Hundred Dollars), subject to adjustment in accordance with the provisions of Article 8. Price is per REG Proposal Letter dated February 21, 2006 and includes base bid, site development, gravel roadways, excavation, backfill, railroad siding and switches, facility office building, lab furnishings and equipment and sales tax.
7.1 Allowances included in the Contract Price are as set forth below. Whenever the actual cost is more than or less than the allowance, the Contract Price shall be adjusted by Change Order as provided in Article 8.
Facility Office Building Allowance: $517,500.00
ARTICLE 8
CHANGES IN THE WORK
Changes in the Work which are within the general scope of this Agreement may be accomplished by Change Order without invalidating this Agreement.
8.1 CHANGE ORDERS A Change Order is a written instrument, issued after execution of this Agreement, signed by the Owner and Contractor stating their agreement upon a change and any adjustment in the Contract Price and/or the date of Substantial Completion. Each adjustment in the Contract Price resulting from a Change Order shall clearly separate the amount attributatble to Design Services.
8.2 DETERMINATION OF COST An increase or decrease in the Contract Price resulting from a change in the Work shall be determined by one or more of the following methods:
.1 unit prices set forth in this Agreement or as subsequently agreed;
.2 a mutually accepted, itemized lump sum; or
.3 if an increase or decrease cannot be agreed to as set forth in Subparagraphs 8.2.1 or 8.2.2 and the Owner issues a written order for the Contractor proceed with the change, the adjustment in the Contract Price shall be determine by the reasonable expense and savings of the performance of the Work resulting from the change. If there is a net increase in the Contract Price, a reasonable adjustment shall be made in the Contractor’s overhead and profit. In the case of a net decrease in cost, the amount of decrease in the Contract Price will not include a reduction in overhead and profit. The Contractor shall maintain a documented, itemized accounting evidencing the expenses and savings. The Contractor’s overhead and profit for changes in Project resulting in an increase shall be 10%.
8.3 NO OBLIGATION TO PERFORM The Contractor shall not be obligated to perform changed Work until a Change Order has been executed by the Owner and Contractor, except as provided in Subparagraph 8.2.3.
8.4 ADJUSTMENT OF UNIT PRICES If a proposed Change Order alters original quantities to a degree that application of previously agreed to unit prices would be inequitable to either the Owner or the Contractor, the unit prices and the Contract Price shall be equitably adjusted.
8.5 UNKNOWN CONDITIONS If in the performance of the Work the Contractor finds latent, concealed or subsurface physical conditions which differ from the conditions the Contractor reasonably anticipated, or if physical conditions are materially different than those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the Contract Price and/or the date of Substantial Completion shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed.
8.6 CLAIMS FOR ADDITIONAL COST OR TIME For any claim for an increase in the Contract Price and/or an extension in the date of Substantial Completion, the Contractor shall give the Owner written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after the Contractor first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) days after the decision is made not to proceed. Any changes in Contract Price and/or date of Substantial Completion resulting from such claim shall be authorized by Change Order.
8.7 EMERGENCIES In any emergency affecting the safety of persons and/or property, the Contractor shall act, at is discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or extension of the date of Substantial Completion on account of emergency work shall be determined as provided in this Article.
ARTICLE 9
PAYMENT

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 7 -

9.1 INITIAL PAYMENT ~~Upon execution of this Agreement an initial payment of                     dollars shall be made to the Contractor. The amount of the initial payment shall be credited against                      the Contract Price at final payment.~~ Prior to signing of this Agreement the Owner has made several payments to the Contract for Phase 1, Phase 2 and pre-construction services. These payments totaling $1,800,000 and the Work attributed to them become a part of this Agreement and are included in the Contract Price of this Agreement. Retainage on this Project shall be in amount of 5% of each invoice and shall become due in accordance with Article 9.2.7.
9.2 PROGRESS PAYMENTS Prior to submitting the first Application for Payment, the Contractor shall provide a Schedule of Values satisfactory to the Owner, consisting of a breakdown of the Contract Price, with a separate line for Design Services.
9.2.1 On or before the 30th day of each month after the Work has commenced, the Contractor shall submit to the Owner an Application for Payment in accordance with the Schedule of Values based upon the Work completed and materials stored on the site or at other locations approved by the Owner.
9.2.2 Within ~~ten (10~~) fifteen (15) days after receipt of each monthly Application for Payment, the Owner shall pay directly to the Contractor the appropriate amount for which Application for Payment is made, less amounts previously paid by the Owner.
9.2.3 If the Owner fails to pay the Contractor at the time payment of any amount becomes due, then the Contractor may, at any time thereafter, upon serving written notice that the Work will be stopped within five (5) days after receipt of the notice by the Owner, and after such five (5) day period, stop the Work until payment of the amount owing has been received.
9.2.4 Payments due but unpaid shall bear interest at the rate the Owner is paying on its construction loan or at the current “prime rate” of bank, whichever is higher, plus two points.
9.2.5 The Contractor warrants and guarantees that title to all Work, materials and equipment covered by an Application for Payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the Contractor free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as “liens.”
9.2.6 The Owner’s progress payment, occupancy or use of the Project, whether in whole or in part, shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.
9.2.7 Upon Substantial Completion of the Work, the Owner shall pay the Contractor the unpaid balance of the Contract Price, less a sum equal to the Contractor’s and Owners mutually agreed upon estimated cost of completing any unfinished items as agreed to between the Owner and Contractor as to extent and time for completion. The Owner thereafter shall pay the Contractor monthly the amount retained for unfinished items as each item is completed. Contractor shall notify Owner when it believes the Work is substantially complete. Within five (5) days of Owner’s receipt of Contractor’s notice, Owner and Contractor will jointly inspect such Work to verify that it is substantially complete in accordance with the Contract Documents. If such Work is substantially complete, Contractor and Owner shall jointly prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work ~~or portion thereof~~, (ii) the remaining items of Work that have to be completed before final payment, (iii) provisions establishing Owner’s and Contractor’s responsibility for the Project’s security, maintenance, utilities and insurance pending final payment, and (iv) an acknowledgement that warranties commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion.
9.3 FINAL PAYMENT
9.3.1 Final payment, consisting of the unpaid balance of the Contract Price less the initial payment made under Paragraph 9.1, shall be due and payable when the Work is fully completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Work have been paid or otherwise satisfied.
9.3.2 In making final payment the Owner waives all claims except for:
.1 outstanding liens;
.2 improper workmanship or defective materials appearing within one year after the date of Substantial Completion;
.3 Work not in conformance with the Contract Documents; and
.4 terms of any special warranties required by the Contract Documents.
9.3.3 In accepting final payment, the Contractor waives all claims except those previously made in writing and which remain unsettled.
9.3.4 At the time of submission of its final payment, Contractor shall provide the following information: (1) An affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, etc., (2) A general release executed by REG waiving all claims except those claims previously made in writing to Owner, (3) The delivery of the operating manuals, warranties and other deliverables required by the contract documents, (4) Certificates of Insurance confirming that required coverage will remain in effect consistent with the requirements of the contract documents; and (5) Such other reasonable and customary documents as necessary for owner and its lender to obtain the required clean title to the plant which may include all final lien waivers from Contractor and its subcontractors.
9.3.5 Contractor shall indemnify, defend and hold harmless Owner from any claims or mechanics liens brought against Owner or against the Project as a result of the failure of Contractor, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for on in connection with the Work. Within fifteen (15) days of receiving written notice from Owner that such a claim or mechanics lien has been filed, Contractor shall commence to take the steps necessary to discharge said claim or lien, including, if necessary, the furnishing of a mechanics lien bond. If Contractor fails to do so, Owner will have the right to discharge the claim or lien and hold Contractor liable for costs and expenses incurred including attorney’s fees. The foregoing obligation of Contractor shall be subject to reasonable disputes that Contractor may have with respect to any claim or mechanics lien provided Contractor provides written notice of such dispute to Owner and Owner agrees to delay the enforcement of its rights under this Section.
ARTICLE 10
INDEMNITY, INSURANCE AND WAIVER OF SUBROGATION
10.1 INDEMNITY
10.1.1 To the fullest extent permitted by law, the Contractor shall defend, indemnify and hold the Owner harmless from all claims for bodily injury and

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 8 -

property damage (other than to the Work itself and other property insured under Paragraph 10.5), including resulting loss of use that may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions by the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Contractor shall not be required to defend, indemnify or hold harmless the Owner for any acts, omissions or negligence of the Owner, Owner’s employees, agents or separate contractors.
10.1.2 The Owner shall cause any other contractor who may have a contract with the Owner to perform work in the areas where Work will be performed under this Agreement, to agree to indemnify the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable and hold them harmless from all claims for bodily injury and property damage, other than property insured under Paragraph 10.5, that may arise from the contractor’s operations. Such provisions shall be in a form satisfactory to the Contractor.
10.2 CONTRACTOR’S LIABILITY INSURANCE
10.2.1 The Contractor shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Contractor’s operations or by the operations of any Subcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable:
.1 workers’ compensation, disability benefit and other employee benefit claims under acts applicable to the Work;
.2 under applicable employers liability law, bodily injury, occupational, sickness, disease or death claims of the Contractor’s employees;
.3 bodily injury, sickness, disease, or death claims for damages to persons not employed by the Contractor;
.4 usual personal injury liability claims for damages directly or indirectly related to the person’s employment by the Contractor or for damages to any other person;
.5 damage to or destruction of tangible property, including resulting loss of use, claims for property other than the work itself and other property insured under Paragraph ~~11.5~~ 10.5 ;
.6 bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and
.7 contractual liability claims involving the Contractor’s obligations under Subparagraph 11.1.1.
10.2.2 The Contractor’s Commercial General and Automobile Liability Insurance as required by Subparagraph 11.2.1 shall be written for not less than the following limits of liability:

.1 Commercial General Liability Insurance
a. Each Occurrence Limit		$1,000,000

b. General Aggregate		$2,000,000

c. Products/Completed Operations Aggregate		$2,000,000

d. Personal and Advertising Injury Limit		$1,000,000

.2 Comprehensive Automobile Liability Insurance
a. Combined Single Limit Bodily Injury and Property Damage		$1,000,000

	Each occurrence
Or
b. Bodily Injury	$	N/A

	Each Person
	$	N/A

	Each Occurrence
c. Property Damage	$	N/A

	Each Occurrence
.3 Umbrella Liability		$10,000,000

10.2.3 Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies and an Excess or Umbrella Liability policy.
10.2.4 The policies shall contain a provision that coverage will not be cancelled or not renewed until at least thirty (30) days’ prior written notice has been given to the Owner. Certificates of insurance showing required coverage to be in force shall be filed with the Owner prior to commencement of the Work.
10.2.5 Products and Completed Operations insurance shall be maintained for a minimum period of at least one (1) year(s) after either ninety (90) days following the date of Substantial Completion or final payment, whichever is earlier.
10.3 PROFESSIONAL LIABILITY INSURANCE The Architect/Engineer’s professional liability insurance for claims arising from the negligent performance of professional services under this Agreement shall be written for not less than $1,000,000 per claim and in the aggregate with a deductible not to exceed $100,000. These requirements shall be continued in effect for one (1) year(s) after the date of Substantial Completion. If the Architect/Engineer retains consultants for a portion of the design, their professional liability insurance coverage, including deductible amounts, shall be set forth in Article 13 of this Agreement.
10.4 OWNER’S LIABILITY INSURANCE The Owner shall be responsible for obtaining and maintaining its own liability insurance. Insurance for claims arising out of the performance of this Agreement may be purchased and maintained at the Owner’s discretion.
10.5 INSURANCE TO PROTECT PROJECT
10.5.1 The ~~Owner~~ Contractor shall obtain and maintain property insurance in a form acceptable to the ~~Contractor~~ Owner upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include as named insureds the Owner, Contract, Architect/Engineer, Subcontractors

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 9 -

and Subsubcontractors. This insurance shall insure against loss from the perils of fire and extended coverage, and shall include “all risk” insurance for physical loss or damage including without duplication of coverage, at least: theft, vandalism, malicious mischief, transit, collapse, falsework, temporary buildings, debris removal, flood, earthquake, resting, and damage resulting from defective design, workmanship or material. The ~~Owner~~ Contractor shall increase limits of coverage, to reflect estimated replacement cost. The ~~Owner~~ Contractor shall be responsible for any co-insurance penalties or deductibles. The cost of this insurance shall be billed to Owner outside of the contract price at Contractor’s actual cost.
10.5.2 If the Owner occupies or uses a portion of the Project prior to its Substantial Completion, such occupancy or use shall not commence prior to a time mutually agreed to by the Owner and the Contractor and to which the insurance company or companies providing the property insurance have consented by endorsing the policy or policies. This insurance shall not be cancelled or lapsed on account of partial occupancy. Consent of the Contractor to such early occupancy or use shall not be unreasonably withheld.
10.5.3 The ~~Owner~~ Contractor shall obtain and maintain boiler and machinery insurance as necessary. The interest of the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors shall be protected under this coverage. This insurance shall include testing with a limit of $10,000,000. If the Owner wishes boiled and testing limits higher than $10,000,000, or other special coverages Contractor will attempt to include in the Builders Risk policy. The cost of this insurance shall be billed to Owner outside of the contract price at Contractor’s actual cost.
10.5.4 The Owner shall purchase and maintain insurance to protect the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors against loss of use of Owner’s property due to those perils insured pursuant to Paragraph 10.5. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Contractor, Architect/Engineer, Subcontractors and Subsubcontractors, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner, Contractor, Architect/Engineer, Subcontractors, Subsubcontractors, shall be determined by mutual agreement with separate limits of coverage fixed for each item.
10.5.5 Upon the Contractor’s request, the Owner shall provide the Contractor with a copy of all policies before an exposure to loss may occur. Copies of any subsequent endorsements shall be furnished to the Contractor. The Contractor shall be given thirty (30) days’ notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage. The Owner shall give written notice to the Contractor before commencement of the Work if the Owner will not be obtaining property insurance. In that case, the Contractor may obtain insurance in order to protect its interest in the Work as well as the interest of the Architect/Engineer, Subcontractors, Subsubcontractors in the Work. The Contract Price shall be increased by the cost of the insurance through Change Order. If the Contractor is damaged by failure of the Owner to purchase or maintain property insurance or to so notify the Contractor, the Owner shall bear all reasonable costs incurred by the Contractor arising from the damage.
10.6 PROPERTY INSURANCE LOSS ADJUSTMENT
10.6.1 Any insured loss shall be adjusted with the Owner and the Contractor and made payable to the Owner ~~and Contractor~~ as trustee for the insureds, as their interests may appear, subject to any applicable mortgagee clause.
10.6.2 Upon the occurrence of an insured loss, monies received will be deposited in a separate account and the trustees shall make distribution in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with an arbitration award pursuant to Article 12. If the trustees are unable to agree between themselves on the settlement of the loss, such dispute shall also be submitted for resolution pursuant to Article 12.
10.7 WAIVER OF SUBROGATION
10.7.1 The Owner and Contractor waive all rights against each other, the Architect/Engineer, and any of their respective employees, agents, consultants, Subcontractors, Subsubcontractors, for damages caused by risks covered by insurance provided in Paragraph 10.5 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner and Contractor as trustees. The Contractor shall require similar waivers from the Architect/Engineer and all Subcontractors, and shall require each of them to include similar waivers in their subsubcontracts and consulting agreements.
10.7.2 The Owner waives subrogation against the Contractor, Architect/Engineer, Subcontractors and Subsubcontractors on all property and consequential loss policies carried by the Owner on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.
10.7.3 If the policies of insurance referred to in this Paragraph require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.
ARTICLE 11
TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO
PERFORM CONTRACTOR’S RESPONSIBILITIES
11.1 TERMINATION BY THE CONTRACTOR
11.1.1 Upon seven (7) days’ written notice to the Owner, the Contractor may terminate this Agreement for any of the following reasons:
.1 if the Work has been stopped for thirty (30) day period;
a.	under court order or order of other governmental authorities having jurisdiction;

b.	as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Contractor, materials are not available; or

c.	because of the Owner’s failure to pay the Contractor in accordance with this Agreement;
.2 if the Work is suspended by the Owner for sixty (60) days;
.3 if the Owner materially delays the Contractor in the performance of the Work’
.4 if the Owner otherwise materially breaches this Agreement: and such material breach has not been cured by Owner within ten (10) days of written notice from Contractor of such material breach; or
.5 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Subparagraph 4.1.3 of this Agreement.
11.1.2 Upon termination by the Contractor in accordance with Subparagraph 11.1.1. the Contractor shall be entitled to recover from the Owner payment

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 10 -

for all Work executed and for any proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, the Contractor shall be paid an amount calculated as set forth either in Subparagraph 11.3.1 or 11.3.2 depending on when the termination occurs, and Subparagraphs 11.3.3 and 11.3.4.
11.2 OWNER’S RIGHT TO PERFORM CONTRACTOR’S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE
11.2.1 If the Contractor persistently fails to perform any of its obligations under this Agreement, the Owner may, after seven (7) days’ written notice, during which period the Contractor fails to perform such obligation, undertake to perform such obligations. The Contract Price shall be reduced by the cost to the Owner of performing such obligations.
11.2.2 Upon seven (7) days’ written notice to the Contractor and the Contractor’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:
.1 if the Contractor persistently utilizes improper materials and/or inadequately skilled workers;
.2 if the Contractor does not make proper payment to laborers, material suppliers or contractors;
.3 if the Contractor persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or
.4 if the Contractor otherwise materially breaches this Agreement.
If the Contractor fails to cure within the seven (7) days, the Owner, without prejudice to any other right or remedy, may take possession of the site and complete the Work utilizing any reasonable means. In this event, the Contractor shall not have a right to further payment until the Work is completed. This Agreement may be immediately terminated by Owner in the event Contractor becomes financial insolvent.
11.2.3 If the Contractor files a petition under the Bankruptcy Code, this Agreement shall terminate if the Contractor or the Contractor’s trustee rejects the Agreement or, if there has been a default, the Contractor is unable to give adequate assurance that the Contractor will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.
11.2.4 In the event the Owner exercises its rights under Subparagraphs 11.2.1 or 11.2.2, upon the request of the Contractor the Owner shall provide a detailed accounting of the cost incurred by the Owner.
11.3 TERMINATION BY OWNER WITHOUT CAUSE If the Owner terminates this Agreement other than as set forth in Paragraph 11.2, the Owner shall pay the Contractor for all Work executed and for any proven loss, cost or expense in connection with the Work, plus all demobilization costs. In addition, the Contractor shall be paid an amount calculated as set forth below:
.1 If the Owner terminates this Agreement prior to commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 5% of the remaining balance of the Contract Price.
.2 If the Owner terminates this Agreement after commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 10% of the remaining balance of the Contract Price.
.3 In either event, the initial payment as provided in Paragraph 9.1 shall be credited to the Owner’s account at the time of termination.
.4 The Owner shall also pay to the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 11, the Contractor shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Contractor’s rights and benefits to the Owner, including the execution and delivery of required papers.
11.4 SUSPENSION BY THE OWNER FOR CONVENIENCE
11.4.1 The Owner may order the Contractor in writing to suspend, delay or interrupt all or any part of the Work without cause for such period of time as the Owner may determine to be appropriate for its convenience.
11.4.2 Adjustments caused by suspension, delay or interruption shall be made for increases in the Contract Price and/or the date of Substantial Completion. No adjustment shall be made if the Contractor is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.
ARTICLE 12
DISPUTE RESOLUTION
12.1 INITIAL DISPUTE RESOLUTION If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Construction Industry Mediation Rules of the American Arbitration Association before recourse to arbitration. Issues to be mediated are subject to the exceptions in Paragraph 12.2 for arbitration. The location of the mediation shall be the location of the Project. Once one party files a request for mediation with the other contracting party and with the American Arbitration Association, the parties agree to conclude such mediation within sixty (60) days of filing of the request.
12.2 AGREEMENT TO ARBITRATE Any controversy or claim arising out of or relating to this Agreement or its breach not resolved by mediation, except for claims which have been waived by the making or acceptance of final payment, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. Notwithstanding Paragraph 13.2, this agreement to arbitrate shall be governed by the Federal Arbitration Act.
12.3 NOTICE OF DEMAND A written demand for arbitration shall be filed with the American Arbitration Association and the other party to this Agreement within a reasonable time after the dispute or claim has arisen, but in not event after the applicable statute of limitations for a legal or equitable proceeding would have run.
12.4 AWARD The arbitration award shall be final. Judgment upon the award may be confirmed in any court having jurisdiction.
12.5 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, the Contractor shall continue the Work and maintain the

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 11 -

approved schedules during any arbitration proceedings. If the Contractor continues to perform, the Owner shall continue to make payments in accordance with this Agreement.
12.6 MULTIPARTY PROCEEDING The parties agree that all parties necessary to resolve a claim shall be parties to the same arbitration proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of arbitrations.
12.7 COST OF DISPUTE RESOLUTION The prevailing party in any dispute arising out of or relating to this Agreement or its breach that is resolved by arbitration or litigation shall be entitled to recover form the other party reasonable attorney’s fees, costs and expenses incurred by the prevailing party in connection with such arbitration or litigation.
ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1 ASSIGNMENT Neither the Owner nor the Contractor shall assign their interest in this Agreement without the written consent of the other except as to the assignment of proceeds. Owner can collaterally assign the Agreement to its lender without obtaining the prior written consent to Contractor.
13.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of this Project.
13.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.
13.4 NO WAIVER OF PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant or condition or right with respect to further performance.
13.5 TITLES The title given to the Articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose.
13.6 OTHER PROVISIONS
13.6.1 Contractor warrants and guarantees that the Project will be capable of obtaining BQ-9000 accreditation.
13.6.2 Our intent is to build this project on a Merit Shop basis. Should we be required to enter into any wage agreements (prevailing wage, Union, etc, ) the extra cost and/or time associated with this will be treated as a Change in the Work under Article 8 of this agreement.
13.6.3 Owner is responsible to provide all commodities require for the start-up and/or testing of the facility.
13.6.4 Performance and Payment Bonds have not been included in this Agreement. At Owner’s request bonds will be provided and the Owner agrees to pay Contractor at Contractor’s actual cost outside of this Agreement.
ARTICLE 14
EXISTING CONTRACT DOCUMENTS
The Contract Documents in existence at the time of execution of this Agreement are as follows:
Technical Specifications, dated February 21, 2006.
Contract Drawings, dated February 21, 2006.
20007 – GEN101.0TITLE SHEET & AERIAL VIEWS
20007 – GEN102.0PROJECT INFORMATION SHEET
20007 – STR101.0GENERAL STRUCTURAL SPECIFICIATIONS
20007-GAR111.0 SITE PLAN
20007-GAR112.0 GENERAL PLAN FACILITIES LAYOUT
20007-GAR113.0 GENERAL PLAN TANK FARM
20007-GAR211.0 TRUCK & RAIL LOAD/UNLOAD & HCL UNLOAD GRADE LEVEL PLAN
20007-GAR212.0 TRUCK & RAIL LOAD/UNLOAD UPPER LEVEL PLAN
20007-GAR213.0 GRADE LEVEL UTILITY AREA PLAN
20007-GAR214.0 PIPE BRIDGE LEVEL UTILITY AREA PLAN
20007-GAR215.0 TANK FARM PLAN SOUTH AREA

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 12 -

20007-GAR216.0 TANK FARM PLAN MIDDLE AREA
20007-GAR217.0 TANK FARM PLAN NORTH AREA
20007-GAR218.0 STORAGE AND FIRE PUMP BUILDING PLAN & SECTIONS
20007-GAR221.0 PIPE BRIDGE “A2”, “A3” AND “A4” ELEVATIONS
20007-GAR222.0 TRUCK & RAIL LOAN/UNLOAD FLARE SECTION
20007-GAR223.0 TRUCK LOAD & UNLOAD BLDG. & GRID “AB” PIPE BRIDGE SECTIONS
20007-GAR411.0 PROCESS & SUPPORT BLDG. MAIN LEVEL PLAN
20007-GAR412.0 PROCESS & SUPPORT BLDG. LOWER ACCESS LEVEL PLAN
20007-GAR413.0 PROCESS & SUPPORT BLDG. SECOND LEVEL PLAN
20007-GAR414.0 PROCESS & SUPPORT BLDG. THIRD LEVEL PLAN
20007-GAR415.0 PROCESS & SUPPORT BLDG. UPPER LEVEL PLAN
20007-GAR416.0 PROCESS & SUPPORT BLDG. TOWER LEVEL PLAN
20007-GAR421.0 PROCESS BUILDING SECTION AT GRID “CD” TO “CE”
20007-GAR422.0 PROCESS BUILDING SECTION AT GRID “CC” TO “CD”
20007-GAR423.0 PROCESS BUILDING SECTION AT GRID “CB” TO “CC”
20007-GAR424.0 PROCESS BUILDING SECTION AT GRID “CA” TO “CB”
20007-GAR425.0 PROCESS BUILDING SECTIONS
20007-GAR426.0 PROCESS BUILDING SECTIONS
20007-GAR427.0 CONTROL & UTILITY BUILDING SECTION
20007-GAR428.0 PRETREAT BUILDING & EMPLOYEE FACILITY SECTIONS
20007-GAR429.0 PRETREAT TOWER & SUPPORT BUILDING SECTIONS
20007-GAR711.0 TRUCK SCALE & ADMINITRATION BUILDING GRADE LEVEL PLAN
REG Proposal Letter, dated February 21, 2006
REG Process Guarantee Letter, dated February 21, 2006

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 13 -

This Agreement is entered into as of the date entered in Article 1.

OWNER: CENTRAL IOWA ENERGY, LLC

ATTEST:	/s/ Jeremie Ran	BY:	/s/ James Johnston

PRINT NAME: James Johnston

PRINT TITLE: Chairman 3-10-06

CONTRACTOR: RENEWABLE ENERGY GROUP

ATTEST:	/s/ Vickie Ayers	BY:	/s/ Philip Sargent

PRINT NAME: Philip Sargent

PRINT TITLE: Member

AGC DOCUMENT NO. 415 – STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
©1993. The Associated General Contractors of America	- 14 -